EXHIBIT 10.12

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

LICENSE AGREEMENT

By and Between

COYA THERAPEUTICS, INC.
AND

ARSCIENCE BIOTHERAPEUTICS INC.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of August 23, 2022 (the “Execution Date”), by and between Coya Therapeutics, Inc., a Delaware corporation, having its principal place of business at 5850 San Felipe St., Suite 500, Houston, TX 77057 (“Coya”), and ARScience Biotherapeutics Inc., a Delaware corporation having its principal place of business at 1400 112th Ave SE, Suite 100, Bellevue, Washington 98004 (“ARScience Bio”). Coya and ARScience Bio shall be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, ARScience Bio is the owner of or otherwise controls certain rights in proprietary technology and know-how relating to manufacturing and commercialization of hr- IL2 (as defined below) investigational products for human use;

WHEREAS, Coya is a biotechnology company engaged in the research and development of autologous regulatory T-cell therapies, autologous and allogeneic exosome therapies, and biologic therapies;

WHEREAS, pursuant to the terms and conditions set forth herein, Coya desires to obtain, and ARScience Bio desires to grant to Coya, a license under the ARScience Bio Technology for the research, development, manufacturing and commercialization of Products in the Field in the Territory.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 (Definitions) unless context dictates otherwise:

1.1.“Accounting Standards” means, with respect to a Party or its Affiliates or its or their (sub)licensees/Sublicensees, United States generally accepted accounting principles or International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable, in each case consistently applied.

1.2.“Achieved Milestone Event” has the meaning set forth in Section 5.2 (Development Milestone Payments).

1.3.“Affiliate” means, with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such Person controls, is controlled by or is under common control with such first Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, more than 50% of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interests with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

1.4.“Agreement” has the meaning set forth in the preamble.

1.5.“Agreement IP” means Agreement Know-How and Agreement Patents.

1.6.“Agreement Know-How” means all Know-How conceived, discovered, developed or otherwise made in the course of activities conducted pursuant to this Agreement by or on behalf of a Party (or its Affiliates), whether solely or jointly by or on behalf of the Parties (or their Affiliates).

1.7.“Agreement Patent” means any Patent Right that claims any Agreement Know-

How.

1.8.“ALS” has the meaning set forth in Section 1.91 (Mono Product Field).

1.9.“Annual Net Sales” has the meaning set forth in Section 5.3 (Royalties).

1.10.“ARScience Bio” has the meaning set forth in the preamble.

1.11.“ARScience  Bio  Indemnitees”  has  the  meaning  set  forth  in  Section 9.1(Indemnification by Coya).

1.12.“ARScience Bio Agreement Know-How” has the meaning set forth in Section 6.1.1(b)(i) (Agreement IP).

1.13.“ARScience Bio Agreement Patents” has the meaning set forth in Section 6.1.1(b)(i) (Agreement IP).

1.14.“ARScience Bio Agreement Technology” has the meaning set forth in Section 6.1.1(b)(i) (Agreement IP).

1.15.“ARScience Bio Know-How” means all Know-How that (a) is Controlled by ARScience Bio as of the Effective Date or during the Term, (b) is not generally known, and (c) is necessary or reasonably useful to Develop, Manufacture, have Manufactured, use, Commercialize or otherwise Exploit the Licensed Compound and Products in the Field in the Territory.

1.16.“ARScience Bio Patents” means all Patent Rights Controlled by ARScience Bio as of the Effective Date or during the Term that are necessary or reasonably useful to Develop, Manufacture, have Manufactured, use, Commercialize or otherwise Exploit the Licensed Compound and Products in the Field in the Territory. Without limiting the foregoing, the ARScience Bio Patents as of the Effective Date are set forth in Schedule 1.16 (ARScience Bio Patents); provided that any Patent Right that otherwise meets the definition of ARScience Bio Patents described in the first sentence of this Section 1.16 (ARScience Bio Patents) is considered an ARScience Bio Patent regardless of whether or not it is included in Schedule 1.16 (ARScience Bio Patents).

1.17.“ARScience Bio Technology” means the ARScience Bio Patents and ARScience Bio Know-How.

1.18.“Audit Arbitrator” has the meaning set forth in Section 5.9.2 (Audit Dispute).

1.19.“Biosimilar Competition” means, on a Product-by-Product, country-by-country, and Calendar Year-by-Calendar Year basis, a Biosimilar Product with respect to such Product is being marketed and sold by a Third Party in such Calendar Year in such country.

1.20.“Biosimilar Product” means, with respect to a Product in a country, any product that is a generic, biosimilar, or interchangeable product with respect to such Product sold by a Third Party (provided that such Third Party is not selling such product under a license, authorization, or other grant of rights by Coya and did not purchase or acquire such product in a chain of distribution that included Coya or any of its Affiliates or Sublicensees) and that (a) is subject to a license for administration to humans under Section 351(a) or 351(k) of the PHSA and (i) contains an active ingredient that is the same as the active ingredient of such Product or (ii) is “biosimilar” (as defined in Section 351(i)(2) of the PHSA) or “interchangeable” (as defined in Section 351(i)(3) of the PHSA) to such Product (or otherwise bioequivalent, biosimilar, interchangeable, or the like, in each case, to such Product under analogous laws for gene therapy products), (b) has been licensed as a similar biological medicinal product by EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation, or (c) has otherwise received Regulatory Approval as a generic, biosimilar, bioequivalent, or interchangeable product from another applicable Regulatory Authority in such country, including by referencing Regulatory Approvals (or data therein) of such Product, or, in each case, (a), (b), or (c), an analogous law, statute, or regulation for gene therapy products.

1.21.“BLA” means a Biologic License Application (within the meaning of 21 C.F.R. 601.2), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.22.“Breaching Party” has the meaning set forth in Section 10.2.1 (Termination for Cause).

1.23.“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Houston, Texas are open for business.

1.24.“Calendar Quarter” means a period of three consecutive months ending on the last day of March, June, September, or December, respectively, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.25.“Calendar Year” means a period of 12 consecutive months beginning on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.26.“CDA” means that certain Mutual Confidentiality Agreement, by and between Coya and Amcyte Bio, Inc., dated as of February 22, 2022.

1.27.“cGMP” means the current Good Manufacturing Practices as provided for (and as amended from time to time) in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7 (ICH Q7), the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use in Volume 4 of the European Commission’s Rules governing medicinal products in the European Union, and the United States Code of Federal Regulations 21 C.F.R. Parts 210 and 211.

1.28.“Change of Control” means, with respect to a Party, any of the following: (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an existing Affiliate of such Party) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then outstanding securities or other voting interests other than as a result of a bona fide financing, (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than 50% of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, other than a sale or disposition of such assets to an existing Affiliate of such Party.

1.29.“Clinical Study” means a Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study or any other study in which human subjects or patients are dosed with a drug, whether approved or investigational.

1.30.“Combination Product” has the meaning set forth in Section 1.92 (Net Sales).

1.31.“Combination Product Field” means all uses, including any and all uses for the diagnosis, prevention, amelioration, and treatment of any disease or medical condition in humans and animals.

1.32.“Commercialization” and “Commercialize” means any and all activities related to the preparation for sale of, offering for sale of, or sale of a Licensed Compound or Product, including activities related to marketing, promoting, distributing, importing and exporting such Licensed Compound or Product, and, for purposes of setting forth the rights and obligations of the Parties under this Agreement, shall be deemed to include conducting Medical Affairs Activities and conducting Phase IV Clinical Studies, and interacting with Regulatory Authorities or other Governmental Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.33.“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product, that level of efforts and resources commonly dedicated by a similarly situated company in the pharmaceutical or biotechnology industry to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account, without limitation, with respect to each such Licensed Compound or Product, (i) issues of safety, efficacy and product profile,

(ii) likelihood of receiving Regulatory Approval for the applicable Product, (iii) regulatory structure involved, (iv) Regulatory Authority-approved labeling, (v) competitiveness in the marketplace, (vi) proprietary position and (vii) other scientific, technical and business factors deemed relevant by the applicable Party or its Affiliate or Sublicensee. “Commercially Reasonable Efforts” with respect to any objective relating to the Development or Commercialization of a Licensed Compound or Product by Coya will be determined on a country-by-country basis and activities that are conducted in one country under this Agreement that have an effect on achieving the relevant objective in another country will be considered in determining whether Commercially Reasonable Efforts have been applied in such other countries.

1.34.“Confidential Information” means any information or data provided orally, visually, in writing or other form by or on behalf of one Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, the Licensed Compound or any Product (including Regulatory Filings), any Exploitation of the Licensed Compound or any Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, (a) the existence and terms of this Agreement shall be deemed to be the Confidential Information of both Parties other than to the extent a press release is agreed by the parties and released pursuant to Section 7.4 (Public Announcements), and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto, and (b) all reports provided by Coya to ARScience Bio under Section 3.1 (Development), Section 3.2 (Commercialization) and Section 5.7 (Reports; Payment of Royalty) shall be deemed to be the Confidential Information of Coya, and Coya shall be deemed to be the disclosing Party and ARScience Bio shall be deemed to be the receiving Party with respect thereto.

1.35.“Control” means, with respect to a Person and any material, Know-How, Patent Right or other intellectual property right, the possession by such Person or any of its Affiliates of the right, whether through ownership or license (other than by a license under this Agreement), to grant the licenses, sublicenses or other rights as provided herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything to the contrary in this Agreement, if either Party or its Affiliates undergoes a Change of Control, then any Patent Rights, Know-How or other intellectual property rights that are owned or controlled immediately prior to the effective date of such Change of Control by a Third Party that becomes an Affiliate of such acquired Party as a result of such Change of Control shall be deemed not to be Controlled by such Party or its Affiliates for purposes of this Agreement unless (a) prior to the effective date of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Patent Rights, Know-How or other intellectual property rights, (b) any such Patent Rights, Know-How or other intellectual property rights arose from participation by employees, subcontractors or consultants of such Third Party in any activities under this Agreement after such Change of Control or (c) such Patent Rights, Know-How or other intellectual property rights owned or controlled by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates used any such Patent Rights, Know-How or other intellectual property rights in the performance of its obligations or exercise of its rights under this Agreement, in which case (i.e., any of the foregoing (a) through (c) is met), such Patent Rights, Know-How or other intellectual property rights will be “Controlled” by such Party for purposes of this Agreement.

1.36.“Convicted Individual” or “Convicted Entity” means an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a(a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

1.37.“Cover,” “Covering” or “Covers” means, as to a compound or product any Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, keeping, selling, offering for sale or importation of such compound or product would infringe such Patent Right or, as to a pending claim included in such Patent Right, the making, using, keeping, selling, offering for sale or importation of such compound or product would infringe such Patent Right if such pending claim were to issue in an issued patent without modification.

1.38.“Coya” has the meaning set forth in the preamble.

1.39.“Coya Additional Mono Product Indication” has the meaning set forth in Section 2.7.2 (Coya Interest).

1.40.“Coya Agreement Know-How” has the meaning set forth in Section 6.1.1(b)(ii) (Agreement IP).

1.41.“Coya Agreement Patents” has the meaning set forth in Section 6.1.1(b)(ii) (Agreement IP).

1.42.“Coya Agreement Technology” has the meaning set forth in Section 6.1.1(b)(ii) (Agreement IP).

1.43.“Coya Background IP” means Patent Rights and Know-How Controlled by Coya or its Affiliates (a) as of the Effective Date or (b) during the Term outside the terms of this Agreement after the Effective Date.

1.44.“Coya Indemnitees” has the meaning set forth in Section 9.2 (Indemnification by ARScience Bio).

1.45.“Coya Standard Exchange Rate Methodology” means Coya’s then-current standard exchange rate methodology, which is in accordance with Coya’s Accounting Standards applied in its external reporting for the conversion of foreign currency sales into Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

1.46.“Debarred Entity” means a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

1.47.“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

1.48.“Deemed Royalty Portion” has the meaning set forth in Section 6.3.4 (Recovery).

1.49.“Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Regulatory Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. Notwithstanding the foregoing, Development does not include any Commercialization activities.

1.50.“Development Milestone Event” has the meaning set forth in Section 5.2 (Development Milestone Payments).

1.51.“Development Milestone Payment” has the meaning set forth in Section 5.2 (Development Milestone Payments).

1.52.“Development Plan” has the meaning set forth in Section 3.1.2 (Development

Plans).

1.53.“Dispute” has the meaning set forth in Section 11.1.2 (Dispute Resolution).

1.54.“Distributor” means any Person appointed by Coya or any of its Affiliates or its or their Sublicensees to distribute, market and sell a Product with or without packaging rights, in one or more countries in the Territory, in circumstances where such Person purchases its requirements of such Product from Coya or its Affiliates or its or their Sublicensees.

1.55.“Dollars” or “$” means the legal tender of the U.S.

1.56.“Effective Date” has the meaning set forth in Section 2.1 (Option).

1.57.“EMA” means the European Medicines Agency, and any successor entity thereto.

1.58.“Excluded Individual” or “Excluded Entity” means (a) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (b) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

1.59.“Executive Officers” means the Chief Executive Officer, or his or her designee, in the case of ARScience Bio, and the Chief Executive Officer, or his or her designee, in the case of Coya.

1.60.“Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of.

1.61.“Exploitation License” has the meaning set forth in Section 2.2.1 (Exploitation License).

1.62.“Extended Option Exercise Period” has the meaning set forth in Section 2.1 (Option).

1.63.“FDA” means the United States Food and Drug Administration, and any successor entity thereto.

1.64.“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.65.“Field” means (a), with respect to a Mono Product, the Mono Product Field and

(b)with respect to a Combination Product, the Combination Product Field.

1.66.“First Commercial Sale” means the first sale of a Product, by or under the authority of Coya, an Affiliate of Coya, or their Sublicensees to a Third Party in a country following Regulatory Approval of such Product in that country or, if no such Regulatory Approval or similar approval is required, the date on which such Product is first commercially launched in such country; provided that “First Commercial Sale” shall not include: (a) any distribution or other sale solely for so-called treatment investigational new drug sales, named patient sales, compassionate or emergency use sales or pre-license sales, in each case provided that such Product is distributed without charge or sold at or below cost or (b) intercompany transfers to Affiliates of Coya.

1.67.“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.68.“hrIL-2” means human recombinant interleukin 2.

1.69.“In-License Agreement” means any agreement between ARScience Bio or its Affiliate, on one hand, and a Third Party on the other hand under which Coya is granted a sublicense or other right under this Agreement as provided in Section 2.5 (In-License Agreements).

1.70.“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (i.e., clinical trial application (CTA)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.71.“IND Acceptance” means, with respect to an IND for a Product: (a) in the U.S., the date that is 30 days following the filing of such IND for such Product, if Coya or its Affiliates or Sublicensees has not received any notice of a clinical hold (including any complete or partial clinical hold) or any other administrative delay from the FDA during such 30 day period; provided that, if Coya or its Affiliate or Sublicensee does receive a notice of such a clinical hold (including any complete or partial clinical hold) or there is such other administrative delay, then the “IND Acceptance” for such Product will be the date on which the FDA lifts such clinical hold or such other administrative delay is otherwise resolved and the FDA first allows such Product to be administered to a human pursuant to such IND, or (b) in other regulatory jurisdictions outside the U.S., the date on which such Product is first permitted by the applicable Regulatory Authority of such jurisdiction to be administered to a human pursuant to such IND in accordance with applicable Law.

1.72.“Indemnified Party” has the meaning set forth in Section 9.3 (Conditions to Indemnification).

1.73.“Indemnifying Party” has the meaning set forth in Section 9.3 (Conditions to Indemnification).

1.74.“Indication” means any indication, disease or condition which can be treated, prevented, cured or the progression of which can be delayed. For clarity, (a) distinctions between indications, diseases or conditions with respect to a Product shall be made by reference to the World Health Organization International Classification of Diseases and Related Health Problems (including any updates or successors thereto) and (b) any indication, disease or condition that requires the Regulatory Approval of a separate BLA in order to include such human indication, disease or condition in the Product’s labeling shall be considered to be a separate Indication for purposes of this Agreement.

1.75.“Infringement” has the meaning set forth in Section 6.3.1 (Notice).

1.76.“Initial Option Exercise Period” has the meaning set forth in Section 2.1 (Option).

1.77.“Intellectual Property” has the meaning set forth in Section 2.6.1 (Section 365(n) of the Bankruptcy Code).

1.78.“Japan PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency or authority having substantially the same function.

1.79.“Joint Agreement Know-How” has the meaning set forth in Section 6.1.1(b)(iii) (Agreement IP).

1.80.“Joint Agreement Patents” has the meaning set forth in Section 6.1.1(b)(iii) (Agreement IP).

1.81.“Joint Agreement Technology” has the meaning set forth in Section 6.1.1(b)(iii) (Agreement IP).

1.82.“Know-How” means all knowledge, materials and information of a technical, scientific, business and other nature, including inventions, know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, Regulatory Filings, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.83.“Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, regulatory guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.84.“Licensed Compound” means Low Dose lyophilized and liquid formulations of hrIL-2.

1.85.“Losses” has the meaning set forth in Section 9.1 (Indemnification by Coya).

1.86.“Low Dose” means 2 MM IU or less.

1.87.“Major EU Market” means each of the following: the United Kingdom, Germany, France, Italy, and Spain.

1.88.“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of any Licensed Compound, Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.89.“Medical Affairs Activities” means, with respect to any country or other jurisdiction in the Territory, the coordination of medical information requests and field based medical scientific liaisons with respect to the Licensed Compound or Products, including activities of medical scientific liaisons and the provision of medical information services with respect to a Licensed Compound or Product.

1.90.“Mono Product” means any therapeutic product, medical therapy, preparation or substance, comprising or employing, the Licensed Compound, in any form or formulation, with no other therapeutically active ingredients.

1.91.“Mono Product Field” means Amyotrophic lateral sclerosis (“ALS”), Alzheimer’s disease, mild cognitive impairment, fronto-temporal dementia, Parkinson’s disease/Lewy body dementia or any other Third Party Additional Mono Product Indication or Coya Additional Mono Product Indication that is included in the Mono Product Field pursuant to Section 2.7.3 (Mono Product Field Expansion).

1.92.“Net Sales” [***]

1.93.“New Indication” has the meaning set forth in Section 5.2 (Development Milestone Payments).

1.94.“Non-Breaching Party” has the meaning set forth in Section 10.2.1 (Termination for Cause).

1.95.“Option” has the meaning set forth in Section 2.1 (Option).

1.96.“Option Exercise Notice” has the meaning set forth in Section 2.1 (Option).

1.97.“Parties” and “Party” have the meaning set forth in the preamble.

1.98.“Patent Right” means (a) all national, regional and international patents and patent applications, including provisional patent applications and rights to claim priority from any of these patents or applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term extensions, supplementary protection certificates, pediatric exclusivity periods and the like) of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.99.“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization or Governmental Authority, or any other entity not specifically listed in this Section 1.99 (Person).

1.100.“Phase I Clinical Study” means a human clinical trial of a Licensed Compound or Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the applicable Regulatory Authority, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.101.“Phase II Clinical Study” means a human clinical trial of a Licensed Compound or Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of a Phase III Clinical Study or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.102.“Phase III Clinical Study” means a human clinical trial of a Licensed Compound or Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a Licensed Compound or Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Licensed Compound or Product, including all tests and studies that are required by the FDA from time to time, pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.103.“Phase IV Clinical Study” means a post-marketing human clinical study for a Product with respect to any indication as to which Regulatory Approval has been received or for a use that is the subject of an investigator-initiated study program.

1.104.“PHSA” means the Public Health Service Act (42 U.S.C. § 201 et seq.), as amended.

1.105.“Pre-Clinical Proof of Concept Activities” means experiments conducted in vitro, ex vivo, or in vivo in animals or animal models of disease to assess the pathophysiology of a disease or condition, a biological mechanism or a biomarker associated to a disease or condition, the effect of a treatment on a disease or condition, or the impact of a disease or condition on a treatment.

1.106.“Pre-Clinical Proof of Concept Demonstration” means clinical, biological, histopathological and statistical data from Pre-Clinical Proof of Concept Activities supporting, in the reasonable judgement of Coya, the desired effect of a treatment on a disease or condition.

1.107.“Pricing Approval” means, in a country in which Regulatory Authorities authorize reimbursement for, or approve or determine pricing for, pharmaceutical or biologic products to be marketed and sold or reimbursed in such country, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.108.“Product” means a Mono Product or Combination Product, as applicable.

1.109.“Proposed In-Licensed Rights” has the meaning set forth in Section 2.5 (In- License Agreements).

1.110.“Quality Agreement” has the meaning set forth in Section 3.3.2 (Quality Agreement).

1.111.“Recovery” has the meaning set forth in Section 6.3.4 (Recovery).

1.112.“Regulatory Approval” means, with respect to a country or other regulatory jurisdiction in the Territory, all approvals of the applicable Regulatory Authority necessary for the commercial marketing or sale of a product in such country or regulatory jurisdiction, including, where applicable, (a) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (b) approval of the expansion or modification of the label for additional indications or uses and (c) any Pricing Approval.

1.113.“Regulatory Approval Application” means (a) a BLA, or (b) any other corresponding foreign application in the Territory to seek Regulatory Approval of a product in any country or multinational jurisdiction, as defined in applicable Laws and filed with the relevant Regulatory Authorities of such country or jurisdiction.

1.114.“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission or council, or any other entity (e.g., the FDA, EMA or Japan PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Compound or Products in the Territory.

1.115.“Regulatory Filing” means all (a) applications (including all INDs and Regulatory Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files and (c) data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Licensed Compound or Product.

1.116.“ROFR Exercise Notice” has the meaning set forth in Section 2.7.1 (Third Party Interest).

1.117.“Royalties” has the meaning set forth in Section 5.3 (Royalties).

1.118.“Royalty Rates” has the meaning set forth in Section 5.3 (Royalties).

1.119.“Royalty Term” has the meaning set forth in Section 5.4 (Royalty Term).

1.120.“Safety Data Exchange Agreement” has the meaning set forth in Section 4.2 (Safety and Adverse Event Reporting).

1.121.“Skipped Milestone Event” has the meaning set forth in Section 5.2 (Development Milestone Payments).

1.122.“Subcontractor” has the meaning set forth in Section 2.3.2 (Subcontracting).

1.123.“Sublicense” means a sublicense granted by Coya under the rights granted to it by ARScience Bio under Section 2.2 (Licenses to Coya) to any Third Party.

1.124.“Sublicensee” has the meaning set forth in Section 2.3.1 (Sublicensing).

1.125.“Sublicensing Income” means all consideration (including, without limitation, upfront payments, license fees, milestone payments, the difference for discounted services between the fair market value of such services and the amount actually paid for such discounted services and royalties) received by Coya in consideration for the grant by Coya of a Sublicense to a Sublicensee; provided that Sublicensing Income will not include any such payment received by Coya or any of its Affiliates from any such Sublicensee in return for, as payment or consideration for, or otherwise in respect of: (a) debt, equity, or equity-related rights of Coya or its Affiliate purchased by such Sublicensee, (b) payments to Coya or its Affiliates to the extent such is consideration for the Manufacture and supply of the Product, (c) reimbursement for the performance of services (including Development and Commercialization activities) by Coya or its Affiliate under any such Sublicense, (d) the sale of Coya or its Affiliate or any line of business thereof in whole or in part to a Third Party, (e) payments to Coya or any of its Affiliates to the extent such is for the purpose of funding the costs of Development or Commercialization activities related to the Product performed by or on behalf of Coya or its Affiliates, (f) consideration to the extent for the grant of rights under any intellectual property rights other than ARScience Bio Technology, (g) amounts received with respect to the Exploitation of products other than a Product, (h) any milestone payment made by a Sublicensee to Coya for achievement of substantially the same milestone for which Coya is obligated to make a payment under Section 5.2 (Development Milestone Payments); provided, that any amount received by Coya in respect of such milestone payment in excess of the amount owed by Coya to ARScience Bio upon the achievement of such substantially same milestone shall be treated as Sublicensing Income; or (i) to the extent that a payment not explicitly tied to a Product is made under such Sublicense that grants rights both to one or more Products and one or more other products (e.g., an upfront payment), then a pro rata portion of such payment will be considered Sublicensing Income which pro rata portion will be determined based on the number of products with respect to which rights are granted under such Sublicense and the relative value of such products.

1.126.“Supply Agreement” has the meaning set forth in Section 3.3.1 (Supply Agreement).

1.127.“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) imposed by a Governmental Authority.

1.128.“Technology Transfer Plan” has the meaning set forth in Section 3.4.1 (Technology Transfer Plan).

1.129.“Term” has the meaning set forth in Section 10.1 (Term).

1.130.“Territory” means worldwide.

1.131.“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

1.132.“Third Party Additional Mono Product Indication” has the meaning set forth in Section 2.7.1 (Third Party Interest).

1.133.“Third Party Claims” has the meaning set forth in Section 9.1 (Indemnification by

Coya).

1.134.“Third Party Payments” has the meaning set forth in Section 5.5.3 (Third Party Payments).

1.135.“Trademark” means any word, name, symbol, color, shape or designation, or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with or symbolized by any of the foregoing.

1.136.“United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.137.“Valid Claim” means, with respect to a particular country, (a) a claim of any issued and unexpired patent in such country whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability, from which decision no appeal can be further taken, or (b) a claim within a patent application in such country that has not been pending for more than seven years from the earliest date to which such claim or the applicable patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid, or abandoned.

ARTICLE 2

OPTION; LICENSE GRANTS

2.1.Option.

2.1.1.Option and Option Deadline. Effective as of the Execution Date, ARScience Bio hereby grants Coya and its Affiliates an option to receive the licenses set forth in Section 2.2 (Licenses to Coya) and the benefit of all other provisions of this Agreement, other than those provisions which are specified to be effective as of the Execution Date (the “Option”). This Section 2.1.1 (Option and Option Deadline), Section 5.1.1 (Option Fee), Section 10.2.5 (Automatic Termination), Article 7 (Confidentiality) (other than Section 7.5 (Publications)) and Article 11 (Miscellaneous) are effective as of the Execution Date. The Option may be exercised by written notice to ARScience Bio (an “Option Exercise Notice”) at any time beginning on the Execution Date and continuing for a period 90 days following the Execution Date (“Initial Option Exercise Period”). If ARScience Bio fails to provide, within five days of written request by Coya, any materials or information related to this Agreement requested by Coya to complete its diligence during the Initial Option Exercise Period, then Coya may extend the Initial Option Exercise Period by written notice to ARScience Bio by one day for each day by which ARScience Bio fails to so provide such materials or information within such 5-day period and for each occasion for which such failure occurs (as applicable, the “Extended Option Exercise Period”). As of the date of delivery of an Option

Exercise Notice (such date of delivery, the “Effective Date”), ARScience Bio will automatically be deemed to have granted to Coya the licenses set forth in Section 2.2 (Licenses to Coya) and all provisions of this Agreement will be deemed effective as of the Effective Date. If Coya fails to timely exercise the Option in accordance with this Section 2.1.1 (Option and Option Deadline), the Option shall expire and be of no further force or effect and this Agreement shall automatically terminate in accordance with Section 10.2.5 (Automatic Termination).

2.2.Licenses to Coya.

2.2.1.Exploitation License. As of the Effective Date, ARScience Bio hereby grants to Coya and its Affiliates an exclusive, royalty-bearing, license, with the right to grant sublicenses through multiple tiers (subject to Section 2.3 (Sublicensing & Subcontracting Rights)), under the ARScience Bio Technology to Exploit the Licensed Compound and Products in the Field in the Territory (the “Exploitation License”).

2.2.2.ROFR License. For purposes of Coya’s performance of the Pre- Clinical Proof of Concept Activities described in Section 2.7.1 (Third Party Interest) and Section 2.7.2 (Coya Interest), as of the Effective Date, ARScience Bio hereby grants to Coya and its Affiliates an exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers (subject to Section 2.3 (Sublicensing & Subcontracting Rights)), under the ARScience Bio Technology to perform the Pre-Clinical Proof of Concept Activities.

2.3.Sublicensing & Subcontracting Rights.

2.3.1.Sublicensing. Coya shall have the right to grant and authorize sublicenses under the rights granted to it under Section 2.2 (Licenses to Coya) to any of its Affiliates and Third Parties through multiple tiers (each such Third Party, a “Sublicensee”); provided that each sublicense will be subject to a written agreement consistent with the terms and conditions of this Agreement. In no event will any sublicense relieve Coya of any obligations under this Agreement. Coya will promptly provide ARScience Bio copies of all Sublicense agreements, other than any vendor agreements or other agreements pursuant to which a Third Party is acting on behalf of Coya, which shall be kept confidentially by ARScience Bio in accordance with the confidentiality provisions herein and subject to Coya’s right to redact terms that are competitively sensitive and do not relate to any rights or obligations that would be applicable to ARScience Bio as licensor.

2.3.2.Subcontracting. Coya shall have the right to engage Affiliates or Third Party subcontractors (each, a “Subcontractor”) to perform any of its activities under this Agreement; provided that (a) Coya shall cause any Subcontractor engaged by it to be bound by written obligations of confidentiality and non-use consistent with this Agreement prior to performing any such activities under this Agreement (provided that the scope of such confidentiality obligations shall be consistent with customary obligations for the nature of such Subcontractor), and (b) Coya shall remain directly responsible and obligated for such activities and shall be directly responsible for the performance of its Subcontractors.

2.3.3.IP Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party or its Affiliates under this Agreement or who conceive, reduce to practice, discover, develop or otherwise make any inventions on behalf of such Party or its Affiliates under this Agreement to assign their rights in any inventions resulting therefrom to such Party, other than any invention that constitutes an improvement to any background technology of such Person. In the event that a Person is prohibited by applicable Law from assigning such rights in inventions to such Party, then such Party shall require that such Person grants to such Party an exclusive, irrevocable, perpetual, sublicensable and royalty-free license in and to such inventions for all uses in the Territory.

2.4.No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest, license right or other right in any Know-How, Patent Rights or other intellectual property rights of the other Party or any of its Affiliates, including items owned, controlled, developed or acquired by the other Party or any of its Affiliates, or provided by the other Party to the first Party at any time pursuant to this Agreement.

2.5.In-License Agreements. If ARScience Bio or any of its Affiliates intends to become a party to a license, sublicense or other agreement pursuant to which it obtains additional rights to any Know-How or Patent Rights that would be included in the ARScience Bio Technology if Controlled by ARScience Bio, then (a) ARScience Bio shall use commercially reasonable efforts to ensure that rights to such Know-How or Patent Rights are licensable or sublicensable to Coya and (b) ARScience Bio shall inform Coya and provide Coya with such license, sublicense, or other agreement, subject to redaction of terms that are competitively sensitive and do not relate to any rights or obligations that would be applicable to Coya as a licensee or sublicensee (“Proposed In-Licensed Rights”) promptly following execution of such agreement. If Coya notifies ARScience Bio in writing that it wishes to have such Proposed In- Licensed Rights be included in the ARScience Bio Technology and to be bound by any obligations that are required to be applied to Coya as a licensee or sublicensee of such Proposed In-Licensed Rights, then (i) the Proposed In-Licensed Rights shall automatically be included in the ARScience Bio Technology hereunder, (ii) Coya agrees to abide by all applicable terms and conditions of such license, sublicense or other agreement, as it relates to Coya as a licensee or sublicensee thereunder, (iii) Coya will be responsible for any payments under such license, sublicense or other agreement that become payable as a result of Coya’s activities under this Agreement, and (iv) such license, sublicense or other agreement shall be an “In-License Agreement” hereunder. Otherwise, notwithstanding anything to the contrary in this Agreement, the Proposed In-Licensed Rights will not be included within the ARScience Bio Know-How or ARScience Bio Patents and such license, sublicense or other agreement shall not be an “In- License Agreement” hereunder.

2.6.Rights in Bankruptcy.

2.6.1.Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other, including those set forth in Section 2.2 (Licenses to Coya) (collectively, the “Intellectual Property”) are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto. The Parties acknowledge and agree that only the payments made under Section 5.3 (Royalties) shall constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

2.6.2.Rights of non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within five Business Days of such request; provided that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

2.7.Right of First Refusal.

2.7.1.Third Party Interest. If, during the Term, ARScience Bio is interested in granting, or entering into negotiations to grant, a Third Party rights under any Patent Rights or Know-How Controlled by ARScience Bio to Exploit a Mono Product in an Indication outside of the Mono Product Field, then, prior to engaging in any negotiations with any Third Party regarding the grant of such rights, ARScience Bio will provide prompt written notice to Coya, which notice will specify the Indication for which ARScience Bio is interested in granting such Third Party rights (such Indication, the “Third Party Additional Mono Product Indication”). Thereafter, Coya will have an exclusive right exercisable no later than 60 days after receipt of such written notice to notify ARScience Bio in writing of its desire to conduct Pre-Clinical Proof of Concept Activities for the Mono Product in the Third Party Additional Mono Product Indication (a “ROFR Exercise Notice”). If Coya provides such ROFR Exercise Notice to ARScience Bio within such 60-day period, then Coya will have the exclusive right for 90 days (as may be extended by mutual agreement of the Parties) from the date of ARScience Bio’s receipt of the ROFR Exercise Notice to conduct Pre-Clinical Proof of Concept Activities for the Mono Product in the Third Party Additional Mono Product Indication and, during such period, ARScience Bio will not engage in discussions with any Third Party regarding the grant of such rights. If either (a) Coya does not provide a ROFR Exercise Notice to ARScience Bio within such 90-day period, or (b) Coya does not achieve Pre-Clinical Proof of Concept Demonstration for the Mono Product in the Third Party Additional Mono Product Indication during such 90-day period, then, in each case ((a) and (b)), subject to the terms of this Agreement, ARScience Bio will be free to enter into negotiations or an agreement with any Third Party relating to any license, grant, or other transfer of rights with respect to the Mono Product in the Third Party Additional Mono Product Indication in the one-year period following the expiration of the applicable 90-day periods described in the foregoing clauses (a) or (b). For clarity, in the event ARScience Bio does not enter into an agreement with a Third Party relating to the Mono Product in the relevant Third Party Additional Mono Product Indication during the one-year period following either of the 90-day periods described in clauses (a) or (b) of the foregoing sentence, ARScience Bio may not grant to any Third Party any license, grant or other transfer of rights with respect to the Mono Product in the Third Party Additional Mono Product Indication without again complying with this Section 2.7.1 (Third Party Interest).

2.7.2.Coya Interest. If, during the Term, Coya is interested in Exploiting a Mono Product in an Indication outside of the Mono Product Field, then Coya will provide written notice to ARScience Bio, which notice will specify the Indication for which Coya is interested in receiving rights (such Indication, the “Coya Additional Mono Product Indication”). Within ten business days of receipt of such notice, ARScience Bio will provide written notice to Coya confirming whether or not rights to such Coya Additional Mono Product Indication have been granted to a Third Party pursuant to Section 2.7.1 (Third Party Interest). If rights to such Coya Additional Mono Product Indication have not been granted to a Third Party pursuant to Section 2.7.1 (Third Party Interest), Coya will have the exclusive right for 90 days (as may be extended by mutual agreement of the Parties) from the date of ARScience Bio’s notice confirming rights to such Coya Additional Mono Product Indication have not been granted to a Third Party to conduct Pre-Clinical Proof of Concept Activities for the Mono Product in the Coya Additional Mono Product Indication.

2.7.3.Mono Product Field Expansion. If Coya achieves Pre-Clinical Proof of Concept Demonstration for a Mono Product in a Third Party Additional Mono Product Indication in accordance with Section 2.7.1 (Third Party Interest) or in a Coya Additional Mono Product Indication in accordance with Section 2.7.2 (Coya Interest), in each case, during the applicable 90 day period (as such period may be extended by mutual agreement of the Parties), then Coya will provide ARScience Bio with prompt written notice of such demonstration including the documentation showing the Pre-Clinical Proof of

Concept Demonstration, and the Third Party Additional Mono Product Indication or the Coya Additional Mono Product Indication, as applicable, will be added to the definition of “Mono Product Field” from the date of such notice.

ARTICLE 3

DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURING

3.1.Development.

3.1.1.Development Responsibility. Coya, directly or through any Affiliates or Sublicensees, shall have sole responsibility for the conduct of Development activities under this Agreement and shall bear all costs and expenses incurred in connection with such Development activities. Notwithstanding the foregoing, Coya shall use Commercially Reasonable Efforts, either directly or through any Affiliates or Sublicensees, to Develop and obtain Regulatory Approval for at least one Product, in the United States, the Major EU Markets or Japan.

3.1.2.Development Plans. Within 90 days after the Effective Date, Coya will provide to ARScience Bio a high level development plan for Products, describing at a high level the Development activities for Products to be carried out by Coya or its Affiliates or Sublicensees, including the specific objectives and an anticipated timeline for such activities (as may be updated from time to time in accordance with this Agreement, the “Development Plan”). At any time during the Term and, in any event, not less frequently than annually, Coya may provide to ARScience Bio an updated Development Plan.

3.1.3.Development Reports. Until the First Commercial Sale of a Product, Coya will provide to ARScience Bio, within 60 days after the end of each Calendar Year, a written report summarizing Coya’s and its Affiliates’ and Sublicensees’ activities to Develop the Licensed Compound and Products, including (a) a high-level summary of the data and results of such Development efforts and (b) identification of (i) the Regulatory Approval Applications that Coya or its Affiliates or Sublicensees have filed, sought or obtained in the prior 12-month period and (ii) any such filings they reasonably expect to make, seek or attempt to obtain in the following 12-month period. Within 30 days after receipt of each report under this Section 3.1.3 (Development Reports), ARScience Bio may request a meeting (including by teleconference or videoconference) with representatives of Coya to discuss the report and the status of Development of Products, the location and date of such meeting to be mutually agreed upon by the Parties.

3.1.4.Compliance. All Development activities to be conducted by Coya under this Agreement shall be conducted in compliance with applicable Laws, including all applicable cGMP requirements, good laboratory practice requirements and good clinical practice requirements.

3.2.Commercialization.

3.2.1.Commercialization Responsibility. Coya, directly or through any Affiliates or Sublicensees, shall have sole responsibility for the conduct of Commercialization activities under this Agreement and shall bear all costs and expenses incurred in connection with such Commercialization activities.  Notwithstanding the foregoing, Coya, either directly or through any Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize at least one Product, in the United States, the Major EU Markets or Japan following Regulatory Approval of such Product in each such country.

3.2.2.Commercial Report. Within 30 days after the First Commercial Sale of a Product by Coya or any of its Affiliates or Sublicensees, and on a Calendar Year basis thereafter within 30 days prior to the commencement of each such Calendar Year in which Coya is conducting any Commercialization activities for any Products, Coya shall provide to ARScience Bio a written report summarizing Coya’s and its Affiliates’ and Sublicensees’ efforts to Commercialize the Products over the prior Calendar Year.

3.3.Supply.

3.3.1.Supply Agreement. As soon as possible and practicable following the Effective Date, but no later than 90 days following the Effective Date, the Parties will execute a clinical supply agreement containing supply terms and conditions consistent with the terms set forth on Exhibit A hereto (Supply Agreement Key Terms) and such other terms as are customary for such agreements, and will include a fully negotiated commercial supply agreement that will be attached to the clinical supply agreement which the Parties will execute at a mutually agreed time prior to anticipated commercial launch of a Product (the “Supply Agreement”), pursuant to which ARScience Bio will Manufacture and supply to Coya and its Sublicensees the Licensed Compound and Products for the Territory for pre-clinical, clinical and commercial purposes.

3.3.2.Quality Agreement. Within 120 days following the Effective Date, the Parties shall enter into a separate quality agreement that describes the responsibilities of each Party in the area of technical cooperation and quality assurance with respect to the supply of the Licensed Compound and Products for the Territory and containing terms and conditions customary for such agreements (the “Quality Agreement”).

3.3.3.Technology Transfer and Cooperation. During the Term, Coya may request ARScience Bio establish a Third Party manufacturer as a second source for the fill and finish manufacturing steps. ARScience Bio shall establish the Third Party manufacturer at Coya’s expense.

3.4.Technology Transfer.

3.4.1.Technology Transfer Plan. The Parties have established a mutually agreed-upon Technology Transfer Plan to enable Coya’s use of ARScience Bio Technology for the Products, included in ARScience Bio Technology (the “Technology Transfer Plan”), attached hereto as Exhibit B. The Parties will use commercially reasonable efforts to carry out the Technology Transfer Plan on the timeline set forth therein.

3.4.2.Regulatory Filings. Within 30 days following the Effective Date, ARScience Bio will assign to Coya all Regulatory Filings filed by ARScience Bio or any of its Affiliates or licensees with any Regulatory Authority that relate to the Licensed Compound and all associated supporting documents and data, including the Regulatory Filings described in Schedule 3.4.2 (Regulatory Filings).

3.5.Records and Audits. Coya shall, and shall require its Affiliates, Subcontractors and Sublicensees to, maintain complete, current and accurate hard and electronic (as applicable) copies of records of all work conducted pursuant to its Development and Commercialization activities under this Agreement, and all results, data, developments and Know-How made in conducting such activities. Such records shall accurately reflect all such work done and results achieved in sufficient detail to verify compliance with its obligations under this Agreement and shall be in good scientific manner appropriate for applicable patent and regulatory purposes. ARScience Bio shall have the right, during normal business hours and upon reasonable notice but not more frequently than once per Calendar Year, to inspect and copy those records of Coya, and Coya will use reasonable efforts to require its Affiliates, Subcontractors and Sublicensees to permit the same, maintained pursuant to this Section 3.5 (Records and Audits); provided that ARScience Bio shall maintain any Confidential Information of Coya and as applicable, its Affiliates, Subcontractors and Sublicensees in such records in confidence in accordance with Article 7 (Confidentiality).

ARTICLE 4

REGULATORY

4.1.Regulatory Activities. As of the Effective Date, Coya, directly or through any Affiliates or Sublicensees, shall have the sole right to prepare, obtain and maintain all INDs, Regulatory Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals, Pricing Approvals and other submissions and to conduct communications with the Regulatory Authorities and Governmental Authorities in the Territory for the Products. ARScience Bio shall cooperate with Coya as may be reasonably necessary in preparing and filing INDs and obtaining Regulatory Approvals and Pricing Approvals for the Products and in the activities in support thereof.

4.2.Safety and Adverse Event Reporting. At least 90 days prior to submission of the initial IND for the first Product, the Parties will meet to discuss and determine the desirability of entering into a separate, related safety data exchange agreement (the “Safety Data Exchange Agreement”) providing details related to managing adverse events that occur during Clinical Studies, safety issues arising from pre-clinical research and other safety and reporting practices and procedures in compliance with all applicable Laws. If the Parties determine that a separate, written Safety Data Exchange Agreement is desirable, then the Parties will negotiate the terms of such agreement in good faith. Any breach of the Safety Data Exchange Agreement by either Party shall not, in and of itself, be deemed to be a breach of this Agreement.

ARTICLE 5

PAYMENTS

5.1.Option Fee; Upfront Fee.

5.1.1.Option Fee. No later than ten days following the Execution Date, Coya shall pay ARScience Bio a one-time, non-refundable, non-creditable option fee of [***].

5.1.2.Upfront Fee. No later than ten days following the Effective Date, Coya shall pay ARScience Bio a one-time, non-refundable, non-creditable upfront payment of

[***].

5.2.Development Milestone Payments. In partial consideration for the rights and licenses granted to Coya hereunder, within ten days after the first achievement of each milestone event in a given Indication set forth in this Section 5.2 (Development Milestone Payments) with respect to a Product (each, a “Development Milestone Event”) by or on behalf of Coya or any of its Affiliates or Sublicensees, Coya shall provide ARScience Bio written notice to ARScience Bio identifying the Development Milestone Event achieved. Upon receipt of any such notice of first achievement of a Development Milestone Event by Coya or its Affiliates or Sublicensees, ARScience Bio will promptly invoice Coya for the applicable Development Milestone Event and Coya will make a milestone payment to ARScience Bio in the amount set forth in this Section 5.2 (Development Milestone Payments) corresponding to such Development Milestone Event (each, a “Development Milestone Payment”) within 45 days of receipt of such invoice. On an Indication-by-Indication basis, each Development Milestone Payment shall be payable only upon the first achievement of the corresponding Development Milestone Event by a Product, in any given Indication for which the Development Milestone Events have not been previously achieved (each such Indication, a “New Indication”). No amounts shall be due for subsequent or repeated achievements of such Development Milestone Event with respect to the same or different Mono Product or Combination Product, as applicable, in such Indication. Accordingly and for clarity, the Development Milestone Payment shall be paid only once, when first achieved by Coya, an Affiliate or a Sublicensee, but no payment shall be due if the same milestone is subsequently achieved by one of Coya, an Affiliate or a Sublicensee. For clarity, the amounts owed in Column (a) below shall be due for the first Combination Product to achieve the Development Milestone Events in a New Indication and the amounts owned in Column (c) below shall be due for the first Mono Product to achieve the Development Milestone Events in a New Indication. Any Combination Product or Mono Product to achieve the Development Milestone Events in a New Indication after the first achievement of the Development Milestone Events as described in the foregoing sentence will cause the amounts in Column (b) with respect to a Combination Product and Column (d) with respect to a Mono Product to be due and payable by Coya upon each such occurrence. If the first Product to achieve a Development Milestone Event in any Indication is a Combination Product, the amounts in Column (a) below shall be due and payable by Coya. If the next Product to achieve a Development Milestone Event in a New Indication is a Mono Product, the amounts in Column (c)below would be due and payable by Coya; provided, that if such next Product to achieve a Development Milestone Event in a New Indication is a Combination Product, the amounts in Column (b) would be due and payable by Coya.

By way of example, if a Combination Product achieves IND Acceptance in ALS, and is the first Product to achieve a Development Milestone Event under this Agreement, [***] will be due and payable by Coya. If subsequently a Mono Product achieves IND Acceptance in ALS, no Development Milestone Payments will be due and payable by Coya under this Agreement. However, if subsequently any Combination Product achieves IND Acceptance in Alzheimer’s disease, [***] would be due and payable by Coya.

Development Milestone Event	Development Milestone Payments For:
	(a) first Combination Product in a New Indication	(b) any Combination Product in each subsequent New Indication	(c) first Mono Product in a New Indication	(d) any Mono Product in each subsequent New Indication
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]

The Development Milestone Events are intended to be successive. If a Development Milestone Event is not achieved prior to the achievement of the next successive Development Milestone Event (such unachieved Development Milestone Event, the “Skipped Milestone Event,” and such next successive Development Milestone Event, the “Achieved Milestone Event”), then such Skipped Milestone Event shall be deemed to have been achieved upon the achievement of the Achieved Milestone Event. The Development Milestone Payment corresponding to a Skipped Milestone Event shall be due at the same time as the Development Milestone Payment corresponding to the Achieved Milestone Event.

5.3.Royalties. In further consideration of the licenses and other rights granted to Coya, subject to Section 5.5 (Royalty Adjustments) and Section 5.6 (Sublicensing Income), on a country-by-country basis, Coya shall pay to ARScience Bio royalties in the amount of the marginal royalty rates set forth in the table below (“Royalty Rates”) based on the aggregate Net Sales resulting from the sale of all Products in the Territory during each Calendar Year of the applicable Royalty Term for each Product in each country (the “Annual Net Sales,” and such payments, “Royalties”).

Annual Net Sales of all Products	Marginal Royalty Rate (% of Annual Net Sales)
For that portion of Annual Net Sales with respect to all Products greater than or equal to [***] or less than [***]	[***]

Annual Net Sales of all Products	Marginal Royalty Rate (% of Annual Net Sales)
For that portion of Annual Net Sales with respect to all Products greater than or equal to [***] and less than [***]	[***]
For that portion of Annual Net Sales with respect to all Products greater than or equal to [***] and less than [***]	[***]
For that portion of Annual Net Sales with respect to all Products greater than or equal to [***] and less than [***]	[***]
For that portion of Annual Net Sales with respect to all Products greater than or equal to [***] and less than [***]	[***]
For that portion of Annual Net Sales with respect to all Products greater than or equal to [***]	[***]

5.4.Royalty Term. On a country-by-country and Product-by-Product basis, Coya’s obligation to pay Royalties for a Product in a country in the Territory shall commence upon the First Commercial Sale of such Product in such country and shall expire upon the later of: (a) the expiration of the last-to-expire Valid Claim in an ARScience Bio Patent that Covers such Product in such country; (b) the expiration of all regulatory exclusivity including data exclusivity periods, if any, for such Product in such country; and (c) the tenth anniversary of the First Commercial Sale of such Product in such country (the applicable “Royalty Term”). Upon expiration of the Royalty Term for a given Product in a given country (i) no further Royalties will be payable in respect of sales of such Product in such country, and (ii) the licenses granted to Coya under Section 2.2.1 (Exploitation License) with respect to the Exploitation of such Product in such country will automatically become fully paid-up, perpetual, irrevocable, and royalty free. For clarity, only a single Royalty will be payable as a result of one or more Valid Claims in an ARScience Bio Patent that Covers such Product in such country during the applicable Royalty Term.

5.5.Royalty Adjustments.

5.5.1.Valid Claim Expiration. On a Product-by-Product and country-by- country basis, from and after the date on which a Product is sold in a particular country and is not Covered by a Valid Claim of an ARScience Bio Patent Covering of such Product in such country, the Royalty Rates for such Product with respect to such country shall be reduced by [***] for the remainder of the Royalty Term for such Product in such country, subject to Section

5.5.4 (Mechanics of Adjustment to Royalties).

5.5.2.Biosimilar Competition. If, in a particular country, a Third Party obtains approval for and sells a Biosimilar Product with respect to a particular Product and achieves Biosimilar Competition in such country with respect to such Product, then the Net Sales for such Product in such country will be reduced by [***] for the remainder of the Royalty Term for such Product in such country, subject to Section 5.5.4 (Mechanics of Adjustment to Royalties).

5.5.3.Third Party Payments. If Coya makes a payment under any agreement with a Third Party, other than payments made by Coya to a Third Party licensor of intellectual property rights related to CTLA-4 pursuant to an agreement between Coya and such Third Party, pursuant to which Coya obtains a license or other rights to any Patent Rights owned or controlled by such Third Party (whether by acquisition or license) that has a Valid Claim Covering a Product, then Coya shall be entitled to deduct from the Royalties due under Section 5.3 (Royalties) for such Product in a Calendar Quarter an amount equal to [***] of the amounts paid by Coya or any of its Affiliates to such Third Party under such agreement (including upfront payments, milestone payments, and royalties) (“Third Party Payments”) to the extent applicable to such Product during such Calendar Quarter and subject to Section 5.5.4 (Mechanics of Adjustment to Royalties).

5.5.4.Mechanics of Adjustments to Royalties. In no event will the Royalties payable to ARScience Bio in a given Calendar Quarter be reduced by more than [***] of the aggregate amount that would otherwise be payable to ARScience Bio in respect to such Royalties in such Calendar Quarter as a result of the aggregate reductions permitted pursuant to Section 5.5.1 (Valid Claims Expiration), Section 5.5.2 (Biosimilar Competition), and Section 5.5.3 (Third Party Payments). Coya may carry forward any such reductions permitted under Section 5.5.1 (Valid Claims Expiration), Section 5.5.2 (Biosimilar Competition), and Section 5.5.3 (Third Party Payments), that are incurred or accrued in a Calendar Quarter but are not applied against Royalties due to ARScience Bio in such Calendar Quarter as a result of the foregoing floors and apply such amounts against Royalties due to ARScience Bio in the subsequent Calendar Quarter (subject in all cases to the minimum floor set forth in this Section

5.5.4(Mechanics of Adjustment to Royalties)) until the amount of such reduction has been fully applied against Royalties due to ARScience Bio.

5.6.Sublicensing Income. On a Product-by-Product basis, if Coya enters into a Sublicense for a Mono Product, then Coya will pay to ARScience Bio [***] of the Sublicensing Income for such Product under such Sublicense. On a Product-by-Product basis if Coya enters into a Sublicense for a Combination Product, then Coya will pay to ARScience Bio [***] of the Sublicensing Income for such Product under such Sublicense.

5.7.Reports; Payment. During the Term, Coya shall furnish to ARScience Bio a written report within 45 days after the end of each Calendar Quarter that contains the following information for the applicable Calendar Quarter, on a Product-by-Product basis: (a) Net Sales (including reasonable detail for deductions from gross sales to Net Sales) in both the local currency in which such amounts are invoiced and Dollars, (b) the royalties payable under this Article 5 (Payments) specifying in reasonable detail each adjustment, if any, to the royalty rate(s) as provided in Section 5.5 (Royalty Adjustments), and (c) any Sublicensing Income. Royalties with respect to Net Sales of Products and payments with respect to Sublicensing Income shall be due and payable on the date such report is due.

5.8.Financial Records. Coya shall, and shall cause its Affiliates to, keep full, clear, and accurate records pertaining to Net Sales and Sublicensing Income for a minimum period of three years after the relevant payment is owed pursuant to this Agreement, in sufficient detail to enable royalties and compensation payable to ARScience Bio hereunder to be calculated and verified.

5.9.Audit; Audit Dispute.

5.9.1.Audit. Upon reasonable prior notice by ARScience Bio, Coya shall, and shall cause its Affiliates and will use reasonable efforts to require its Sublicensees to, permit an independent public accounting firm of nationally recognized standing designated by ARScience Bio and reasonably acceptable to Coya, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 5.8 (Financial Records) to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (a) be conducted for any Calendar Quarter more than three years after the end of such quarter, (b) be conducted more than once in any Calendar Year, or (c) be repeated for any Calendar Quarter. The accounting firm shall disclose its report and basis for any determination to both Parties. Except as provided below, the cost of such audit shall be borne by ARScience Bio, unless the audit reveals a variance of more than five percent from the reported amounts, in which case Coya shall bear the cost of the audit. Unless disputed pursuant to Section 5.9.2 (Audit Dispute), if such audit concludes that (i) additional amounts were owed by Coya, then Coya shall pay the additional amounts, with interest from the date originally due as provided in Section 5.12 (Overdue Payments), or (ii) excess payments were made by Coya, then ARScience Bio shall reimburse such excess payments, in either case ((i) or (ii)), within 30 days after the date on which such audit is completed.

5.9.2.Audit Dispute. In the event of a dispute with respect to any audit under Section 5.9.1 (Audit), ARScience Bio and Coya shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within 30 days, then the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than 30 days after such decision and in accordance with such decision, Coya shall pay the additional amounts, with interest from the date originally due as provided in Section 5.12 (Overdue Payments), or ARScience Bio shall reimburse the excess payments, as applicable.

5.10.Accounting. All payments hereunder shall be made in Dollars. Royalties shall be calculated based on Net Sales in Dollars, with the conversion of Net Sales in each country to Dollars according to the Coya Standard Exchange Rate Methodology.

5.11.Taxes. In the event any Taxes are required to be withheld under the applicable Law of any jurisdiction on any of the payments made by Coya to ARScience Bio pursuant to this Agreement, (a) Coya shall reduce the payment to ARScience Bio by the amount of such withholding Taxes and pay such withholding Taxes to the appropriate Governmental Authority, (b) Coya shall provide ARScience Bio with reasonable proof of payment of such withholding Taxes, and (c) any such withholding Taxes shall be treated as having been paid by Coya to ARScience Bio for all purposes of this Agreement.  The Parties shall provide Tax forms (including an IRS Form W-9 or appropriate IRS Form W-8) reasonably requested by the other Party in connection with payments made under this Agreement and cooperate reasonably in completing and filing documents required under the provisions of any Laws in connection with the making of any required withholding Tax payment, or in connection with any claim to a refund of or credit for any such payment.

5.12.Overdue Payments. If a Party does not receive payment of any undisputed sum due to it on or before the due date set forth under this Agreement, then simple interest will thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of one percentage point (one hundred basis points) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable under applicable Law, whichever is lower.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS

6.1.Ownership of Intellectual Property; Disclosure.

6.1.1.Ownership.

(a)Background IP and Improvements to Background IP.

(i)ARScience Bio shall be the sole owner of the ARScience Bio Technology and all improvements, modifications or enhancements to the ARScience Bio Technology made solely by ARScience Bio arising during the Term.

(ii)Coya shall be the sole owner of the Coya Background IP and all improvements, modifications or enhancements to such Coya Background IP solely made by Coya arising during the Term.

(b)Agreement IP. For purposes of determining ownership under this Section 6.1 (Ownership of Intellectual Property; Disclosure), inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).

(i)As between the Parties, ARScience Bio will be the sole owner of any Agreement Know-How discovered, developed, invented, or created solely by ARScience Bio or its Affiliates or Third Parties acting on its or their behalf (“ARScience Bio Agreement Know-How”) and any Agreement Patents that cover such ARScience Bio Agreement Know-How (“ARScience Bio Agreement Patents” and together with the ARScience Bio Agreement Know-How, the “ARScience Bio Agreement Technology”), and will retain all of its rights thereto, subject to any assignment, rights or licenses expressly granted by ARScience Bio to Coya under this Agreement.

(ii)As between the Parties, Coya will be the sole owner of any Agreement Know-How discovered, developed, invented or created solely by Coya or its Affiliates or Third Parties acting on its or their behalf (“Coya Agreement Know-How”) and any Patent Rights that Cover Coya Agreement Know-How (“Coya Agreement Patents” and together with the Coya Agreement Know-How, the “Coya Agreement Technology”), and will retain all of its rights thereto.

(iii)Any Agreement Know-How discovered, developed, invented or created jointly by (a) Coya, its Affiliates or Third Parties acting on its or their behalf and (b) ARScience Bio, its Affiliates or Third Parties acting on its or their behalf (such Agreement Know-How, “Joint Agreement Know-How”), and any Agreement Patents that claim or cover such Joint Agreement Know-How (“Joint Agreement Patents,” and together with the Joint Agreement Know-How, the “Joint Agreement Technology”), will be owned jointly by Coya and ARScience Bio on an equal and undivided basis, including all rights thereto, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Joint Agreement Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. The parties shall promptly disclose to each other any inventions they wish to prosecute that constitute Agreement Patents.

6.2.Patent Prosecution and Maintenance.

6.2.1.ARScience Bio Patents and ARScience Bio Agreement Patents. ARScience Bio, acting through patent counsel or agents of its choice, shall have the first right (but not the obligation) with respect to the (a) ARScience Bio Patents and (b) ARScience Bio Agreement Patents, in each case, (a) and (b), to prepare, file, prosecute and maintain any such patents and at its cost and expense and in its sole discretion. With respect to the prosecution of any ARScience Bio Patents and the ARScience Bio Agreement Patents, ARScience Bio shall provide Coya with any proposed filings reasonably in advance of such filings to give Coya the opportunity to provide comments on and make requests of ARScience Bio concerning such filings and the prosecution of such patents and will consider such comments and requests in good faith and incorporate all reasonable comments provided by Coya. If ARScience Bio decides to abandon an ARScience Bio Patent or ARScience Bio Agreement Patents, ARScience Bio will provide Coya with notice at least 60 days prior to the date such abandonment would become effective. Following such notice, Coya may elect, upon written notice to ARScience Bio, to control such prosecution and maintenance of such ARScience Bio Patent at Coya’s own expense in Coya’s name and ARScience Bio will execute an appropriate assignment of such patent or patent application. If Coya elects to take over prosecution, Coya agrees to keep ARScience Bio reasonably informed with respect to such prosecution and maintenance and consult in good faith with ARScience Bio regarding such matters.

6.2.2.Coya Background IP Patents, Coya Agreement Patents and Joint Agreement Patents. Coya, acting through patent counsel or agents of its choice, shall have the (a) sole right (but not the obligation) with respect to all Patent Rights within the Coya Background IP and Coya Agreement Patents and (b) first right (but not the obligation) with respect to the Joint Agreement Patents, in each case, (a) and (b), to prepare, file, prosecute and maintain any such patents and at its cost and expense and in its sole discretion. If Coya decides to abandon a Joint Agreement Patent, Coya will provide ARScience Bio with notice at least 60 days prior to the date such abandonment would become effective. Following such notice, ARScience Bio may elect, upon written notice to Coya, to control such prosecution and maintenance of such Joint Agreement Patent at its own expense in ARScience Bio’s name. ARScience Bio agrees to keep Coya reasonably informed with respect to such prosecution and maintenance and consult in good faith with Coya regarding such matters.

6.2.3.Cooperation. Each Party agrees to cooperate reasonably with the other Party in the preparation, filing, prosecution and maintenance of any Patent Rights pursuant to this Section 6.2 (Patent Prosecution and Maintenance). Such cooperation includes executing all papers and instruments or requiring employees or others to execute such papers or instruments, so as to effectuate the ownership of such Patent Rights set forth in this Agreement and to enable the filing, prosecution, maintenance and extension thereof in any country or region. In addition, each Party shall reasonably cooperate with the other Party in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the ARScience Bio Patents and Agreement Patents.

6.3.Enforcement of Patent Rights.

6.3.1.Notice. If either Party becomes aware of any possible infringement of any ARScience Bio Patents or Agreement Patents by a Third Party exploiting a product that is competitive with a Product in the Field (an “Infringement”), such Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware.

6.3.2.Enforcement of ARScience Bio Patents and Agreement Patents. Coya shall have the (a) first right (but not the obligation) with respect to any ARScience Bio Patent, Joint Agreement Patent or ARScience Bio Agreement Patent and (b) sole right (but not the obligation) with respect to any Coya Agreement Patent and any Patent Rights within the Coya Background IP, in each case (a) and (b), to take action to eliminate an Infringement at its discretion, which may include the institution of legal proceedings or other action at its cost. If Coya fails to initiate an action within 90 days after notice of such Infringement is provided by a Party under Section 6.3.1 (Notice), ARScience Bio will have the right to initiate and control any action to eliminate such Infringement with respect to any ARScience Bio Patent, ARScience Bio Agreement Patent or Joint Agreement Patent by counsel of its own choice and at its own expense. Coya will have the right, at its own expense, to be represented in any such action by counsel of its own choice. For the avoidance of doubt, Coya has the sole right to take action to eliminate an Infringement with respect to any Patent Rights within the Coya Background IP.

6.3.3.Cooperation. In any action, suit or proceeding instituted under this Section 6.3 (Enforcement of Patent Rights), the Parties shall cooperate with and assist each other in all reasonable respects. Upon the request of the Party initiating such action, suit or proceeding, if necessary to maintain standing in such action, suit or proceeding, the other Party shall join such action, suit or proceeding and shall be represented by counsel of its own choice, at the requesting Party’s expense.

6.3.4.Recovery. Unless otherwise mutually agreed by the Parties, any damages, amounts received in settlement, judgment or other monetary awards recovered by either Party pursuant to this Section 6.3 (Enforcement of Patent Rights), whether by settlement or judgment (“Recovery”), shall be allocated in the following order:

(a)First, the Recovery shall be distributed to the controlling Party for its costs and expenses incurred in connection with the applicable action, suit or proceeding and then to the other Party for its costs and expenses incurred in connection with such action, suit or proceeding;

(b)Second,

(i)to the extent the remaining Recovery recovered represent a Third Party’s infringing sales with respect to Products in the Field, (A) ARScience Bio shall receive an amount out of such remaining Recovery equal to the royalties that would have been due upon sales of the infringing product as if such infringing sales had been incremental Net Sales of a Product sold by Coya (the “Deemed Royalty Portion”), and (B) Coya shall receive the amount of such remaining Recovery representing such Third Party’s infringing sales with respect to Products, minus the Deemed Royalty Portion; or

(ii)to the extent the remaining Recovery recovered represent Coya’s lost profits with respect to Products, the amount of such Recovery shall be grossed up to an amount equivalent to what would have been Net Sales (taking into account Coya’s costs of manufacture and sale relative to such Third Party’s costs of manufacture and sale) and ARScience Bio shall receive the Deemed Royalty Portion of such calculated Net Sales and Coya shall receive the amount of such remaining Recovery representing Coya’s lost profits with respect to Products, minus the Deemed Royalty Portion; or

(iii)to the extent the remaining Recovery recovered represent royalties from sales of a product that infringes any ARScience Bio Patents and any other Patent Rights owned by or licensed to Coya or one of its Affiliates or Sublicensees, and the applicable decision-making authority in the action, suit or proceeding has not allocated the Recovery between ARScience Bio and the owner of such other Patent Rights, then the Parties shall agree, in good faith, to an allocation of such Recovery based on the relevant contributions of the ARScience Bio Patents and such other Patent Rights to the applicable product; provided that if the Parties are unable to agree in good faith as to the allocation of such Recovery on such basis, then the Parties shall submit such matter for determination to a mutually agreed upon independent patent counsel who (and whose firm) is not at the time of the dispute, and was not at any time during the five years prior to such dispute, performing services for either Party or their respective Affiliates (or, in the case of Coya, its Sublicensees); provided that the determination of such independent patent counsel shall be final and binding upon the Parties; and

(c)Third,

(i)if Coya is the controlling Party, then Coya shall retain all Recovery remaining after the distributions described in Sections 6.3.4(a) (First) and 6.3.4(b) (Second) above, including those for any multiple damages, punitive damages or other non- compensatory damages, which are applicable to the Products; or

(ii)if ARScience Bio is the controlling Party, then ARScience Bio shall retain all Recovery remaining after the distributions described in Sections 6.3.4(a) (First) and 6.3.4(b) (Second) above, including those for any multiple damages, punitive damages or other non-compensatory damages.

6.4.Defense of Claims. If any action, suit or proceeding is brought or threatened against either Party or an Affiliate or Sublicensee alleging infringement of the intellectual property of a Third Party by reason of use by Coya or an Affiliate or Sublicensee of the ARScience Bio Technology in the Exploitation of any Product, the Party first receiving notice of such actual or threatened action, suit or proceeding shall notify the other Party promptly, and the Parties shall as soon as practicable thereafter confer in good faith regarding the appropriate response.

6.5.Product Trademarks. All Products shall be sold under one or more Trademarks selected and owned by Coya or its Affiliates or Sublicensees in the Territory. As between the Parties, Coya shall control the preparation, prosecution and maintenance of applications related to all such Trademarks in the Territory, at its sole cost and expense and at its sole discretion. ARScience Bio shall notify Coya promptly upon learning of any actual, alleged or threatened infringement of a Trademark applicable to a Product in the Territory, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory. As between the Parties, all of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend any Trademark owned by Coya or its Affiliate or Sublicensee hereunder, and any damages or other recovery, shall be Coya’s sole responsibility, and taken in its sole discretion.

ARTICLE 7

CONFIDENTIALITY

7.1.Confidentiality Obligations. At all times during the Term and for a period of ten years following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 7.1 (Confidentiality Obligations) with respect to any Confidential Information shall not include any information that:

7.1.1.has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

7.1.2.has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

7.1.3.is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

7.1.4.that is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

7.1.5.has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination is in the public domain or in the possession of the receiving Party.

7.2.Permitted Disclosures.

7.2.1.Each Party may disclose the Confidential Information of the other Party to the extent that such disclosure is:

(a)in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Section 7.4 (Public Announcements)); provided that the receiving Party shall, to the extent permissible under the law, first have given prompt written notice (and to the extent possible, at least five Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed and shall to the extent possible require that the information be kept confidential by the recipient;

(b)made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for any Regulatory Approval in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable Law; or

(c)made by or on behalf of the receiving Party to a patent authority as may be necessary or reasonably useful for purposes of preparing, obtaining, defending or enforcing a Patent Right in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available.

7.2.2.Each Party and its Affiliates (and, in the case of Coya, its Sublicensees) may disclose Confidential Information of the other Party to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information that are no less restrictive than the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7 (Confidentiality) (provided that the term of such confidentiality obligations shall be consistent with customary terms for the nature of such Third Party).

7.2.3.Each Party may disclose the existence and terms of this Agreement to the extent that such disclosure is:

(a)made by the receiving Party or its Affiliates to their respective financial and external legal advisors who have a need to know the existence and terms of this Agreement and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, no less restrictive than those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and external legal advisors to treat such Confidential Information as required under this Article 7 (Confidentiality); or

(b)made by the receiving Party or its Affiliates to potential or actual investors, acquirers, (sub)licensees, lenders and other financial or commercial partners as may be necessary in connection with their evaluation of such potential or actual investment, acquisition, (sub)license, debt transaction or collaboration; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information that are no less restrictive than the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 7 (Confidentiality).

7.3.Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 7.3 (Use of Name) shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

7.4.Public Announcements. The Parties will agree upon the content of a press release, which press release may be a joint release or a release issued by either Party, as agreed to by the Parties, and shall coordinate to make such release promptly upon execution of this Agreement. ARScience Bio shall not issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without Coya’s prior written consent, except for any such disclosure by ARScience Bio that is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which the securities of ARScience Bio are listed. In the event that either Party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure (together with the reasons for the disclosure requirement and notification of the time and place where the disclosure shall be made) in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon, and such first Party shall consider the other Party’s comments thereon in good faith.

7.5.Publications. Coya shall have the sole right to publish, present or otherwise disclose the results of its Development of the Licensed Compound and Products; provided that at least 60 days prior to making any such publication, presentation or disclosure, Coya shall provide ARScience Bio with a copy of such publication, presentation or disclosure (and the intended date of such publication, presentation or disclosure) and Coya shall (a) review and consider in good faith any comments provided by ARScience Bio and (b) redact any Confidential Information of ARScience Bio upon ARScience Bio’s request.

7.6.Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided that the other Party shall be permitted to retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

7.7.Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1 (Confidentiality Obligations).

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1.Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

8.1.1.such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2.such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

8.1.3.this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

8.1.4.the execution, delivery and performance of this Agreement by such Party will not constitute a default under or conflict with any agreement, instrument, obligation or understanding, oral or written, to which either entity is a party or by which either entity is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

8.1.5.such Party has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement.

8.2.Representations and Warranties of ARScience Bio.ARScience Bio hereby represents and warrants to Coya as of the Effective Date:

8.2.1.the ARScience Bio Technology constitutes all of the Patent Rights and Know-How owned by or licensed to ARScience Bio or its Affiliates that are necessary or useful to Exploit the Licensed Compound and Products in the Field;

8.2.2.ARScience Bio is the sole and exclusive owner of the ARScience Bio Technology, all of which is free and clear of any liens, charges and encumbrances, and, as of the Effective Date, neither any license granted by ARScience Bio or its Affiliates to any Third Party, nor any agreement between any Third Party and ARScience Bio or its Affiliates, conflicts with the licenses or other rights grants to Coya hereunder and ARScience Bio is entitled to grant all rights and licenses (or sublicenses, as the case may be) it purports to grant to Coya under this Agreement;

8.2.3.ARScience Bio has disclosed to Coya in Schedule 1.16 (ARScience Bio Patents), all ARScience Bio Patents existing as of the Effective Date;

8.2.4.the ARScience Bio Patents are subsisting and are, or, upon issuance, will be, valid and enforceable patents and no Third Party has challenged the extent, validity or enforceability of such patents (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

8.2.5.to its knowledge, no Third Party is infringing or threatening to infringe any of the ARScience Bio Patents or misappropriating or threatening to misappropriate any ARScience Bio Know-How;

8.2.6.it has complied with all applicable Laws, including any disclosure requirements of the United States Patent and Trademark Office or any analogous foreign Governmental Authority, in connection with the prosecution and maintenance of the ARScience Bio Patents and has timely paid all filing and renewal fees payable with respect to any such Patent Rights for which it controls prosecution and maintenance;

8.2.7.there is no agreement between ARScience Bio or any of its Affiliates and any Third Party pursuant to which ARScience Bio or its Affiliate has acquired Control of any of the ARScience Bio Technology;

8.2.8.ARScience Bio and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all ARScience Bio Know-How that constitutes trade secrets under applicable Law (including requiring all employees, consultants and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants and independent contractors to maintain the confidentiality of such ARScience Bio Know-How) and, to ARScience Bio’s knowledge, such ARScience Bio Know-How has not been used, disclosed to or discovered by any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements;

8.2.9.the ARScience Bio Technology has not been created pursuant to, and is not subject to, any funding agreement with any Governmental Authority or any Third Party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law;

8.2.10.to its knowledge, the Exploitation by ARScience Bio or Coya (or their respective Affiliates or Sublicensees) of the Licensed Compound or Product does not and will not infringe any issued Patent Rights of any Third Party;

8.2.11.the conception, development, and reduction to practice of the ARScience Bio Technology have not constituted or involved the misappropriation of any Know- How of any Third Party, and the practice of the ARScience Bio Know-How in the Exploitation by ARScience Bio or Coya (or their respective Affiliates or Sublicensees) of the Licensed Compound or Product as contemplated by this Agreement does not and will not constitute a misappropriation of any Know-How of any Third Party;

8.2.12.there are no judgments or settlements against or owed by ARScience Bio or its Affiliates or, to its knowledge, pending or threatened claims or litigation, in either case relating to the ARScience Bio Technology;

8.2.13.there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the best of its knowledge, threatened against ARScience Bio, any of its Affiliates or any Third Party, in each case in connection with the ARScience Bio Technology, the Licensed Compound, the Products, or otherwise relating to the transactions contemplated by this Agreement;

8.2.14.ARScience Bio has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with this Agreement; and

8.2.15.the representations and warranties of ARScience Bio in this Agreement, and the information, documents and materials furnished to Coya in connection with its period of diligence prior to the Effective Date do not, taken as a whole, (a) contain any untrue statement of a material fact, or (b) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

8.3.Additional Mutual Representations, Warranties, and Covenants.

8.3.1.Each Party hereby covenants to the other Party that in performing its obligations or exercising its rights under this Agreement, such Party, its Affiliates, and its and their (sub)licensees/Sublicensees, shall comply with all applicable Law, including all anti-corruption Laws and anti-bribery Laws.

8.3.2.Each Party and its Affiliates have not ever been and are not currently the subject of a proceeding that could lead to it or its Affiliates becoming a Debarred Entity, Excluded Entity or Convicted Entity and such Party and its Affiliates shall not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual.

8.4.ARScience Bio Covenants. ARScience Bio hereby covenants to Coya that:

8.4.1.neither ARScience Bio nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party or Affiliate, in each case, in a manner that restricts, limits, or encumbers the rights granted to Coya under this Agreement or the obligations of ARScience Bio or its Affiliates under this Agreement;

8.5.ARScience Bio will not, and will cause its Affiliates not to, (a) license, sell, assign or otherwise transfer to any Person any ARScience Bio Technology (or agree to do any of the foregoing), (b) negotiate with, offer to, or grant any license to any Person, or (c) incur or permit to exist, with respect to any ARScience Bio Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness), in each case ((a) through (c)), that would conflict with, limit, impair or restrict the rights and licenses granted to Coya hereunder or would cause any ARScience Bio Technology to cease to be Controlled by ARScience Bio;

8.6.ARScience Bio will maintain and not breach, and will cause its Affiliates to maintain and not breach, in each case, in a manner that could reasonably be expected to give rise to a termination right of any party thereto, any In-License Agreement;

8.7.ARScience Bio will promptly notify Coya in writing of any claim or potential claim of material breach by ARScience Bio or its Affiliate of any In-License Agreement of which it is aware, and will, to the extent such material breach was failure to pay amounts due, permit Coya to cure such breach on ARScience Bio’s or its Affiliate’s behalf by payment of such outstanding amounts upon Coya’s request; provided, however, that Coya shall not have the right to admit any fault or wrongdoing on behalf of ARScience Bio or its Affiliates, shall discuss in good faith the circumstances of such material breach with ARScience Bio and shall not cure such breach until after five Business Days prior to the expiration of any period to cure such breach prior to such In-License Agreement being terminated; and

8.8.ARScience Bio will not, and will cause its Affiliates not to, amend, modify or terminate any In-License Agreement in a manner that would adversely affect Coya’s rights hereunder without first obtaining Coya’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.9.Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. COYA AND ARSCIENCE BIO UNDERSTAND THAT EACH PRODUCT IS THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF ANY PRODUCT.

ARTICLE 9

INDEMNIFICATION

9.1.Indemnification by Coya. Coya shall indemnify, defend and hold harmless ARScience Bio, its Affiliates, their respective directors, officers, employees, consultants and agents, and their respective successors, heirs and assigns (the “ARScience Bio Indemnitees”), from and against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation)

(collectively, “Losses”) incurred by or imposed upon the ARScience Bio Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including personal injury and product liability matters (collectively, “Third Party Claims”), to the extent arising out of:

9.1.1.a breach by Coya of any of its representations, warranties or covenants set forth in this Agreement;

9.1.2.the Exploitation of any Product by Coya or any of its Affiliates, Sublicensees, Subcontractors, Distributors or agents; or

9.1.3.the negligence, recklessness or willful misconduct of Coya or any of its Affiliates, Sublicensees, Subcontractors, Distributors or agents; except in each case to the extent any such Third Party Claim or Losses result from a material breach of this Agreement by ARScience Bio, or the negligence, recklessness or willful misconduct of ARScience Bio or any of its Affiliates or subcontractors; provided that with respect to any such Third Party Claim for which ARScience Bio also has an obligation to any Coya Indemnitee pursuant to Section 9.2 (Indemnification by ARScience Bio), Coya shall indemnify each ARScience Bio Indemnitee for its Losses to the extent of Coya’s responsibility, relative to ARScience Bio (or to Persons for whom ARScience Bio is legally responsible), for the facts underlying the Third Party Claim.

9.2.Indemnification by ARScience Bio. ARScience Bio shall indemnify, defend and hold harmless Coya, its Affiliates, their respective directors, officers, employees, consultants and agents, and their respective successors, heirs and assigns (the “Coya Indemnitees”), from and against all Losses incurred by or imposed upon the Coya Indemnitees, or any of them, in connection with any Third Party Claims to the extent arising out of:

9.2.1.any claims of any nature arising out of ARScience Bio’s or its Affiliate’s or any other of ARScience Bio’s licensee’s Exploitation of the Licensed Compound or any Product prior to or after the Effective Date;

9.2.2.a breach by ARScience Bio of any of its representations, warranties or covenants set forth in this Agreement; or

9.2.3.the negligence, recklessness or willful misconduct of ARScience Bio or any of its Affiliates or subcontractors;

except in each case to the extent any such Third Party Claim or Losses result from a material breach of this Agreement by Coya, or the negligence, recklessness or willful misconduct of Coya or any of its Affiliates, Sublicensees, Subcontractors, Distributors or agents, or the Exploitation of any Product by Coya or any of its Affiliates, Sublicensees, Subcontractors, Distributors or agents; provided that with respect to any such Third Party Claim for which Coya also has an obligation to any ARScience Bio Indemnitee pursuant to Section 9.1 (Indemnification by Coya), ARScience Bio shall indemnify each Coya Indemnitee for its Losses to the extent of ARScience Bio’s responsibility, relative to Coya (or to Persons for whom Coya is legally responsible), for the facts underlying the Third Party Claim.

9.3.Conditions to Indemnification. A Person seeking indemnification under this Article 9 (the “Indemnified Party”) in respect of a Third Party Claim shall give prompt notice of such Third Party Claim to the Party from which recovery is sought (the “Indemnifying Party”) and shall permit the Indemnifying Party to assume direction and control of the defense of the Third Party Claim, provided that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the defense or settlement of such Third Party Claim as the defense or settlement relates to the Indemnified Party, and (b) not settle or otherwise resolve such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnifying Party may, without the Indemnified Party’s prior written consent, agree or consent to any settlement or other resolution of such Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim.

9.4.Insurance Proceeds. Any indemnification payment hereunder shall be made net of any insurance proceeds which the Indemnified Party is entitled to recover; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article 9 (Indemnification), such Indemnified Party becomes entitled to recover any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnifying Party. For clarity, insurance will not be construed to create a limit of ARScience Bio’s or Coya’s liability with respect to its indemnification obligations under this Article 9 (Indemnification).

9.5.Insurance. Each Party will procure and maintain during the Term of this Agreement and until the later of: (a) three years after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of a Product have expired, commercial general liability insurance from a minimum of “A-” AM Bests rated insurance company or insurer reasonably acceptable to the other Party, including contractual liability and product liability or clinical trials, if applicable, with coverage limits customary for similar Person’s conducting the activities contemplated by this Agreement. Each of ARScience Bio and Coya will provide the other Party with evidence of such insurance promptly following execution by both Parties of this Agreement, upon a Party’s request, and prior to expiration of any one coverage. Each of ARScience Bio and Coya will provide the other Party with written notice at least 60 days prior to the cancellation or non-renewal of, or material changes in, such insurance.

9.6.Limitation of Liability. EXCEPT (A) FOR A BREACH OF Article 7 (CONFIDENTIALITY) OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY FOR CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS Article 9 (INDEMNIFICATION), NEITHER ARSCIENCE BIO NOR COYA, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSORS, LICENSEES OR SUBLICENSEES, SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 10

TERM AND TERMINATION

10.1.Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier pursuant to this Article 10 (Term and Termination), will continue, on a Product-by- Product and country-by-country basis, in full force and effect until (i) with respect to

Products Commercialized by Coya or its Affiliates, the expiration of the Royalty Term applicable to such Product and such country and (ii) with respect to Products Commercialized by a Sublicensee, the receipt by Coya of all payments that may become due under the applicable Sublicense, and will expire in its entirety upon the expiration of the last Royalty Term and payment under any such Sublicense, as applicable (the “Term”).

10.2.Termination.

10.2.1.Termination for Cause. Either Party may terminate this Agreement, effective upon written notice to the other Party, upon any material breach by the other Party (the “Breaching Party”) of this Agreement that remains uncured 90 days (or 30 days if the breach is a failure by Coya to make any payment required hereunder) after the non-breaching Party (the “Non-Breaching Party”) first gives written notice of such breach to the Breaching Party describing such breach in reasonable detail; provided, however, that if the nature of the asserted breach (other than a breach for non-payment) is such that more than 90 days are reasonably required to cure, then the cure period shall be extended for a period not to exceed an additional 60 days so long as the Party seeking to cure the asserted breach is diligently pursuing such cure to completion. Notwithstanding anything to the contrary contained herein, if the allegedly Breaching Party (a) disputes either (i) whether a material breach has occurred or (ii) whether the material beach has been timely cured, and (b) provides written notice of such dispute to the Non- Breaching Party within the above time periods, then the matter shall be addressed under the dispute resolution provisions of Section 11.1.2 (Dispute Resolution), and Non-Breaching Party may not terminate this Agreement until it has been determined under Section 11.1.2 (Dispute Resolution) that the allegedly Breaching Party is in material breach of this Agreement, and such Breaching Party further fails to cure such breach within 90 days (or such longer or shorter period as determined by the arbiter, if any, of such dispute resolution) after the conclusion of the dispute resolution procedure; provided, however, that the foregoing shall not apply to any breach for non-payment of any payments required hereunder.

10.2.2.Termination for Insolvency. In the event that either Party (or a parent of such Party) (a) files for protection under bankruptcy or insolvency Laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within 90 days after such filing,

(a)is a party to any dissolution or liquidation, or (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within 60 days of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.2.3.Termination for Convenience. Coya will be entitled to terminate this Agreement in its entirety at its sole discretion at any time upon 120 days’ prior written notice to ARScience Bio thereof.

10.2.4.Termination for Cessation of Development or Commercialization. If Coya and its Affiliates and their respective Sublicensees do not conduct any material Development or Commercialization activities with respect to any Product for a continuous period of twenty-four (24)

months, then ARScience Bio may, in its sole discretion, terminate this Agreement upon 60 days’ prior written notice to Coya if Coya has not undertaken any such material Development or Commercialization activities within such 60-day period. Notwithstanding any provision to the contrary set forth in this Agreement, the foregoing 24- month period will automatically be tolled for any period that such inactivity is due to (a) a decision to stop or delay further Development or Commercialization, as applicable, due to a safety concern or (b) any event of Force Majeure. For clarity, material activities undertaken to resolve a clinical hold imposed by an applicable Regulatory Authority or to resolve an issue regarding supply of Products or to address any other issue outside of Coya’s, its Affiliates or its Sublicensees reasonable control will be considered material Development or Commercialization activities.

10.2.5.Automatic Termination. If Coya does not timely exercise the Option in accordance with Section 2.1.1 (Option and Option Deadline) during the Initial Option Exercise Period or any Extended Option Exercise Period, as applicable, this Agreement shall automatically terminate with no further action by the Parties. Following the Effective Date, no termination of this Agreement may occur pursuant to this Section 10.2.5 (Automatic Termination).

10.3.Effects of Termination.

10.3.1.Without limiting any other legal or equitable remedies that either Party may have under this Agreement, in the event of a termination of this Agreement in its entirety, all rights and licenses granted to Coya under this Agreement shall immediately terminate and Coya and its Affiliates shall cease any and all Exploitation of the Licensed Compound and Products; provided that, any sublicense by Coya to a Third Party under any sublicense or license granted by ARScience Bio to Coya under this Agreement shall, at the Sublicensee’s written election delivered to ARScience Bio within 30 days of Coya being provided with written notice of such termination, survive such termination on the condition that the relevant Sublicensee is not, at the time of such termination, in material breach of any of its obligations under such sublicense. In order to effect this provision, at the request of the Sublicensee, ARScience Bio shall enter into a direct license with the Sublicensee on substantially the same terms as the applicable sublicense to the extent such terms relate to the sublicensed technology, provided that the financial terms of such direct license shall provide that ARScience Bio receive the same payment amounts as it would have received from Coya at the time of termination with respect to the sublicensed technology.

10.3.2.Notwithstanding the termination of Coya’s licenses and other rights under this Agreement, Coya and its Affiliates shall have the right for six months after the effective date of such termination to sell or otherwise dispose of all Products then in its or their respective inventory; provided that any revenue obtained from such disposal shall be treated as Net Sales, and the provisions of Article 5 (Payments) shall apply to such Net Sales.

10.3.3.Effective upon termination by Coya pursuant to Section 10.2.3 (Termination for Convenience) or by ARScience Bio pursuant to 10.2.1 (Termination for Cause) and subject to any licenses granted by ARScience Bio pursuant to Section 10.3.1 (Effects of Termination), Coya hereby grants to ARScience Bio a non-exclusive, royalty-bearing, sublicensable license, under all Agreement IP Controlled by Coya or its Affiliates to Exploit the Licensed Compound and Products in the Field in the Territory in the form that such Licensed

Compound and Products were being exploited on the date of such termination; provided, that if the grant of such license to ARScience Bio with respect to any Know-How or Patent Right included in the Agreement IP or ARScience Bio’s exercise of such license would trigger a royalty or other payment to a Third Party or would require compliance with any provision of any license between Coya and a Third Party, Coya will so notify ARScience Bio in writing and such Know-How or Patent Right will only be included in the foregoing license if, following receipt of such notice, ARScience Bio agrees in writing to reimburse Coya for all such payments to such Third Party and comply with any such provision; and provided, further, that such license will not grant ARScience Bio any rights with respect to any active ingredient in a Product that is not the Licensed Compound.

10.3.4.In the event the license contemplated by 10.3.3 (Effects of Termination) is granted by Coya to ARScience Bio, ARScience Bio will pay Coya a [***] royalty for the Annual Net Sales of all Products which are Covered by a Valid Claim of a Patent Right included in the Agreement IP or the Exploitation of which uses any Know-How included in the Agreement IP. The terms of Sections 1.92 (Net Sales), 5.4 (Royalty Term), 5.7 (Reports; Payment), 5.10 (Accounting), and 5.11 (Taxes) will apply with respect to ARScience Bio’s payment of such royalty, mutatis mutandis and, for clarity, clause (a) of the definition of Royalty Term for purposes of the royalty obligation described in this Section 10.3.4 (Effects of Termination) shall continue to apply to Valid Claims of Patent Rights within Agreement IP.

10.3.5.Upon early termination by Coya pursuant to Section 10.2.3 (Termination for Convenience) or by ARScience Bio pursuant to Section 10.2.1 (Termination for Cause), Coya will promptly transfer to ARScience Bio possession and ownership of all Regulatory Approvals owned by Coya solely relating to the Exploitation of the Licensed Compound or Product in the Field in the Territory.

10.4.Alternative Remedy in Lieu of Termination. ARScience Bio stipulates and agrees that Coya’s decision to enter into this Agreement and invest in the Development of the Licensed Compounds and Products is premised upon the assumption that ARScience Bio will perform its obligations under this Agreement, and that a material breach of the Agreement by ARScience Bio will undermine the economic fundamentals of the transaction for Coya, and that in such event Coya’s damages arising from ARScience Bio’s breach would be of uncertain amount and difficult to prove. Accordingly, if Coya has the right to terminate this Agreement pursuant to Section 10.2.1 (Termination for Cause) or Section 10.2.2 (Termination for Insolvency), then as the sole monetary remedy available to Coya (other than any equitable remedies), in lieu of terminating this Agreement, Coya may, in its sole discretion, exercise an alternative remedy as follows, which ARScience Bio stipulates and agrees would be a reasonable remedy in such circumstance and not a penalty:

10.4.1.Coya may retain all of its licenses and other rights granted under this Agreement, subject to all of its payment and other obligations; except that (a) the then-unearned Development Milestone Payments, Royalties and percentage of Sublicensing Income payable thereafter under this Agreement, in each case, will be reduced by [***] and (b) Coya’s diligence obligations under Section 3.1.1 (Development Responsibility) and Section 3.2.1 (Commercialization Responsibility) will terminate; and

10.4.2.any Confidential Information of Coya provided to ARScience Bio pursuant to this Agreement will be promptly returned to Coya or destroyed, and Coya will be released from its ongoing disclosure and information exchange obligations with respect to activities after the date of such election.

For the avoidance of doubt, except as set forth in this Section 10.4 (Alternative Remedy in Lieu of Termination), if Coya exercises the alternative remedy set forth above in this Section 10.4 (Alternative Remedy in Lieu of Termination), then all rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by either Party pursuant to this Article 10 (Term and Termination).

10.5.Accrued Rights; Surviving Provisions of the Agreement.

10.5.1.Accrued Rights. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as expressly set forth hereunder, any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including any payment obligation that accrued prior to the effective date of such expiration or termination.

10.5.2.Surviving Provisions of the Agreement.  Without limiting Section 10.5.1 (Accrued Rights), the following provisions, as well as any other provisions which by their nature are intended to survive termination or expiration, will survive termination or expiration of this Agreement, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely: Article 1 (Definitions), other than in the case of termination of this Agreement, the penultimate sentence of Section 5.4 (Royalty Term), the remainder of Article 5 (Payments) (solely to the extent payment obligations accrue prior to the effective date of expiration or termination), Article 7 (Confidentiality) (for the time period set forth therein), Article 9 (Indemnification), Article 10 (Term and Termination), Article 11 (Miscellaneous), Section 2.4 (No Other Rights), Section 6.1 (Ownership of Intellectual Property; Disclosure), Section 8.9 (Disclaimer) and this Section 10.5.2 (Surviving Provisions of the Agreement).

ARTICLE 11

MISCELLANEOUS

11.1.Governing Law; Dispute Resolution.

11.1.1.Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York without reference to conflicts of laws principles; provided that all questions concerning (a) inventorship and ownership of Patent Rights under this Agreement shall be determined in accordance with United States law and (b) the construction or effect of Patent Rights shall be determined in accordance with the Laws of the country or other jurisdiction in which the particular Patent Right has been filed or granted, as the case may be. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

11.1.2.Dispute Resolution. Except for disputes resolved by the procedures set forth in Section 5.9.2 (Audit Dispute) or Section 11.9 (Equitable Relief), if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 11.1 (Dispute Resolution).

(a)Negotiation; Escalation. The Parties will negotiate in good faith and use reasonable efforts to settle any Dispute under this Agreement. Any Dispute as to the breach, enforcement, interpretation, or validity of this Agreement will be referred to the Executive Officers for attempted resolution. The Executive Officers shall (i) exchange their respective positions related to the Dispute in writing and (ii) hold a minimum of one in-person or telephonic meeting, in each case of (i) and (ii), within 15 Business Days after such Dispute is referred to them. If the Executive Officers are unable to resolve such Dispute within 15 Business Days after the Executive Officers exchange their respective positions in writing, then, upon the written request of either Party to the other Party, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Patent Rights or trademark rights (which will be determined in accordance with Section 11.1.4 (Patent Dispute)), the Dispute will be subject to arbitration process in accordance with Section 11.1.2(b) (Arbitration).

(b)Arbitration. Any unresolved Dispute that was subject to Section 11.1.2(a) (Negotiation; Escalation) will be finally settled by arbitration without the right to appeal administered in New York, New York before a panel of three arbitrators under the American Arbitration Association (AAA) Rules. Each Party will nominate an arbitrator, and the Party-nominated arbitrators will agree upon the third arbitrator who will be the chair of the arbitrate tribunal. If the two Party-nominated arbitrators are unable to agree upon the chair, then the chair will be selected as provided in the AAA Rules. The arbitration award will be binding upon the Parties and enforceable by any court of competent jurisdiction. The arbitration award will include an award as to costs including attorney fees.

(c)Injunctive Relief. Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including specific performance or other injunctive relief) in any court or other forum, without first submitting to the dispute resolutions procedures set forth in Section 11.1.2(a) (Negotiation; Escalation) and 11.1.2(b) (Arbitration).

11.1.3.Confidentiality. Any and all activities conducted under this Section 11.1 (Governing Law; Dispute Resolution), including any and all non-public proceedings and decisions under Section 11.1.2(b) (Arbitration), will be the Confidential Information of each of the Parties and will be subject to the terms of Article 7 (Confidentiality).

11.1.4.Patent Dispute. Notwithstanding anything to the contrary contained herein, a Dispute between the Parties relating to the validity, enforceability or patentability of any Patent Right, Trademark or other intellectual property rights shall be submitted to a court or patent office of competent jurisdiction in the relevant country in which such Patent Right was issued or, if not issued, in which the underlying patent application was filed. Each Party hereby submits to the jurisdiction of such court or patent office and irrevocably waives any assertion that the case should be heard in a different venue or forum.

11.2.Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred (except as provided in Section 2.3.2 (Subcontracting)), whether by operation of law or otherwise, in whole or in part, by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that such consent shall not be required in connection with any assignment to (a) an Affiliate of the assigning Party or (b) a Third Party in connection with a sale or transfer of the business to which this Agreement relates, or to any successor Person resulting from any merger or consolidation of such Party with or into such Person; provided that the assignee shall have agreed in writing to assume all of the assignor’s obligations hereunder and the other Party shall be notified promptly after such assignment has been effected. Any such assignment shall not relieve the assigning Party of any liabilities or obligations owed to the other Party hereunder. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any purported assignment in violation of this Section 11.2 (Assignment) shall be void.

11.3.Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics or pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) and for so long as such failure or delay continues to be caused by or result from such force majeure event. The non-performing Party shall notify the other Party of such force majeure within 30 days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. For as long as any force majeure circumstance continues, the non-performing Party shall, at the other Party’s reasonable request, provide the other Party written summaries of its mitigation efforts and its estimates of when normal performance under the Agreement shall be able to resume. The Parties acknowledge and agree that the effects of the Coronavirus (COVID- 19) pandemic that are ongoing as of the Effective Date shall be considered a force majeure only to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date, and any government orders, including those requiring personnel to stay home or the closure of facilities, issued as of the Effective Date shall not be considered a force majeure.

11.4.Notices. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by e-mail transmission (with transmission confirmed), or (c) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 11.4 (Notices) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.4 (Notices). Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by e-mail shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 11.4 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Coya,

addressed to:	Coya Therapeutics, Inc.
5850 San Felipe St. Suite 500
Houston, TX 77057 Attention: CEO and CFO [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street, Prudential Tower Boston, MA 02199
Attention: Marc Rubenstein
Email: [***]

If to ARScience Bio,

addressed to:

CEO
1400 112th Ave SE, Suite 100
Bellevue, Washington 98004

11.5.Export Clause. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the writtenconsent to do so from the appropriate agency or other governmental entity in accordance with applicable Law.

11.6.Waiver; Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

11.7.Further Assurance. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other such acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8.Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction, or declared under any law, rule or regulation of any government having jurisdiction over the Parties hereto, to be illegal, invalid or unenforceable, then such provision shall, to the extent permitted by the court or government, not be voided, but shall instead be construed to give effect to the intentions of the Parties to the maximum extent permissible under applicable Law, and the remainder of this Agreement shall remain in full force and effect in accordance with its terms.

11.9.Equitable Relief. Each Party acknowledges and agrees that the restrictions, rights and obligations set forth in Article 6 (Intellectual Property Rights) and Article 7 (Confidentiality) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, rights and obligations and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Articles, the Non-Breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Non-Breaching Party may be entitled in law or equity.

11.10.Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including the CDA). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.11.Relationship of the Parties. It is expressly agreed that ARScience Bio, on the one hand, and Coya, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all Tax purposes. Neither ARScience Bio, on the one hand, nor Coya, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.12.Headings; Construction; Interpretation. Headings and any table of contents used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall apply against the Party which drafted such terms and provisions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, or Schedule, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law includes all rules and regulations thereunder and any successor Law, in each case as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to any gender refer to each other gender, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term that is defined herein shall be interpreted in a correlative manner, (j) all references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature, and (k) whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

11.13.Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with applicable Accounting Standards.

11.14.English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.15.Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable solely by the Parties and their respective successors, heirs, administrators and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

11.16.Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Signatures transmitted via e-mail, including PDFs or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, shall be treated as original signatures.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Coya Therapeutics, Inc.
By:	/s/ Howard Berman

Name:	Howard Berman

Title:	CEO
ARScience Biotherapeutics Inc.
By:	/s/ Gustavo Mahler

Name:	Gustavo Mahler, PhD

Title:	CEO

[Signature Page to License Agreement]

Exhibit A

Supply Agreement Key Terms

Parties	ARScience Biotherapeutics Inc. (“ARScience”) and Coya Therapeutics Inc (“Coya”)
[***]	[***]
Term and pricing

The parties will enter into an GMP exclusive Manufacturing Agreement with ARScience to provide Product at the lesser of (a) cost (to be defined in the definitive supply agreement) plus 10% and

(b) [***] per unit for the duration of the License Agreement.

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]